EXHIBIT 99

                               FIRST AMENDMENT TO
                        DOBSON COMMUNICATIONS CORPORATION
                            2002 STOCK INCENTIVE PLAN


     Pursuant  to  the  authority   granted  to  the  undersigned,   the  Dobson
Communications Corporation 2002 Stock Incentive Plan (the "Plan"), is hereby amended as follows:

     Section 1.03 of the Plan is hereby amended by deleting the first sentence and substituting therefore the following:

     "Subject to Articles IV and VIII of this Plan, Awards may be made under this Plan for an aggregate of 11,000,000 shares of Common Stock."

     Executed this 31st day of March, 2004.

                                  DOBSON COMMUNICATIONS CORPORATION,
                                  an Oklahoma corporation

                                  By: RONALD L. RIPLEY
                                      Ronald L. Ripley
                                      Senior Vice President and General Counsel